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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*


                             ASCENT PEDIATRICS, INC.
             -------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $.00004 PAR VALUE
             -------------------------------------------------------
                         (Title of Class of Securities)

                                   00004362X1
             -------------------------------------------------------
                                 (CUSIP Number)


             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO.   00004362X1                                PAGE   2   OF   16   PAGES
            ----------                                      --        --



--------------------------------------------------------------------------------
  (1)   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Fund II, L.P.
--------------------------------------------------------------------------------
  (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  (3)   SEC USE ONLY

--------------------------------------------------------------------------------
  (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           (5)   SOLE VOTING POWER

                                 0 shares
       NUMBER OF          ------------------------------------------------------
        SHARES             (6)   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  424,063 shares
         EACH             ------------------------------------------------------
       REPORTING           (7)   SOLE DISPOSITIVE POWER
      PERSON WITH
                                 0 shares
                          ------------------------------------------------------
                           (8)   SHARED DISPOSITIVE POWER

                                 424,063 shares
--------------------------------------------------------------------------------
  (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        424,063 shares
--------------------------------------------------------------------------------
 (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.4%
--------------------------------------------------------------------------------
 (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   00004362X1                                PAGE   3   OF   16   PAGES
            ----------                                      --        --



--------------------------------------------------------------------------------
  (1)   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Associates II, L.P.
--------------------------------------------------------------------------------
  (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  (3)   SEC USE ONLY

--------------------------------------------------------------------------------
  (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           (5)   SOLE VOTING POWER

                                 0 shares
       NUMBER OF          ------------------------------------------------------
        SHARES             (6)   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  424,063 shares
         EACH             ------------------------------------------------------
       REPORTING           (7)   SOLE DISPOSITIVE POWER
      PERSON WITH
                                 0 shares
                          ------------------------------------------------------
                           (8)   SHARED DISPOSITIVE POWER

                                 424,063 shares
--------------------------------------------------------------------------------
  (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        424,063 shares

--------------------------------------------------------------------------------
 (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.4%
--------------------------------------------------------------------------------
 (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------



                               Page 3 of 16 Pages

                                  SCHEDULE 13G

CUSIP NO.   00004362X1                                PAGE   4   OF   16   PAGES
            ----------                                      --        --


--------------------------------------------------------------------------------
  (1)   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Christopher J. Spray
--------------------------------------------------------------------------------
  (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  (3)   SEC USE ONLY

--------------------------------------------------------------------------------
  (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

        United Kingdom
--------------------------------------------------------------------------------
                           (5)   SOLE VOTING POWER

                                 0 shares
       NUMBER OF          ------------------------------------------------------
        SHARES             (6)   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  424,063 shares
         EACH             ------------------------------------------------------
       REPORTING           (7)   SOLE DISPOSITIVE POWER
      PERSON WITH
                                 0 shares
                          ------------------------------------------------------
                           (8)   SHARED DISPOSITIVE POWER

                                 424,063 shares

--------------------------------------------------------------------------------
  (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        424,063 shares
--------------------------------------------------------------------------------
 (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.4%
--------------------------------------------------------------------------------
 (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------


                               Page 4 of 16 Pages

                                  SCHEDULE 13G

CUSIP NO.   00004362X1                                PAGE   5   OF   16   PAGES
            ----------                                      --        --


--------------------------------------------------------------------------------
  (1)   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Barry Fidelman
--------------------------------------------------------------------------------
  (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  (3)   SEC USE ONLY

--------------------------------------------------------------------------------
  (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           (5)   SOLE VOTING POWER

                                 0 shares
       NUMBER OF          ------------------------------------------------------
        SHARES             (6)   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  424,063 shares
         EACH             ------------------------------------------------------
       REPORTING           (7)   SOLE DISPOSITIVE POWER
      PERSON WITH
                                 0 shares
                          ------------------------------------------------------
                           (8)   SHARED DISPOSITIVE POWER

                                 424,063 shares

--------------------------------------------------------------------------------
  (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        424,063 shares

--------------------------------------------------------------------------------
 (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.4%
--------------------------------------------------------------------------------
 (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------


                               Page 5 of 16 Pages

                                  SCHEDULE 13G

CUSIP NO.   00004362X1                                PAGE   6   OF   16   PAGES
            ----------                                      --        --



--------------------------------------------------------------------------------
  (1)   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Allan Ferguson
--------------------------------------------------------------------------------
  (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  (3)   SEC USE ONLY

--------------------------------------------------------------------------------
  (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           (5)   SOLE VOTING POWER

                                 0 shares
       NUMBER OF          ------------------------------------------------------
        SHARES             (6)   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  0 shares
         EACH             ------------------------------------------------------
       REPORTING           (7)   SOLE DISPOSITIVE POWER
      PERSON WITH
                                 0 shares
                          ------------------------------------------------------
                           (8)   SHARED DISPOSITIVE POWER

                                 0 shares

--------------------------------------------------------------------------------
  (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------


                               Page 6 of 16 Pages

                                  SCHEDULE 13G

CUSIP NO.   00004362X1                                PAGE   7   OF   16   PAGES
            ----------                                      --        --

--------------------------------------------------------------------------------
  (1)   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jean-Francois Formela
--------------------------------------------------------------------------------
  (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  (3)   SEC USE ONLY

--------------------------------------------------------------------------------
  (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

        France
--------------------------------------------------------------------------------
                           (5)   SOLE VOTING POWER

                                 0 shares
       NUMBER OF          ------------------------------------------------------
        SHARES             (6)   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  424,063 shares
         EACH             ------------------------------------------------------
       REPORTING           (7)   SOLE DISPOSITIVE POWER
      PERSON WITH
                                 0 shares
                          ------------------------------------------------------
                           (8)   SHARED DISPOSITIVE POWER

                                 424,063 shares

--------------------------------------------------------------------------------
  (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        424,063 shares
--------------------------------------------------------------------------------
 (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.4%
--------------------------------------------------------------------------------
 (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------


                               Page 7 of 16 Pages

                                  SCHEDULE 13G

Item 1(a).        NAME OF ISSUER:  Ascent Pediatrics, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  187 Ballardvale Street, Suite B125, Wilmington, Massachusetts 01887.

Item 2(a). NAMES OF PERSONS FILING: Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Christopher J. Spray, Barry Fidelman, Allan Ferguson and Jean-Francois Formela.

                  Atlas Venture Associates II, L.P. is the sole general partner of Atlas Venture Fund II, L.P. Messrs. Spray, Fidelman and Formela are the individual general partners of Atlas Venture Associates II, L.P. Mr. Ferguson was formerly a general partner of Atlas Venture Associates II, L.P.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P. and Messrs. Spray, Fidelman, Ferguson and Formela is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116.

Item 2(c). CITIZENSHIP: Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. are each a limited partnership organized under the laws of the State of Delaware. Mr. Spray is a citizen of the United Kingdom. Messrs. Fidelman and Ferguson are citizens of the United States. Mr. Formela is a citizen of France.

Item 2(d).        TITLE OF CLASS OF SECURITIES: Common Stock, $.00004 par value.

Item 2(e).        CUSIP NUMBER:  00004362X1

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

Item 4.           OWNERSHIP.

                  Not Applicable.

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  [x] Each of Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. and each of Messrs. Spray, Fidelman and Formela, in their capacities as individual general partners of Atlas Venture Associates II, L.P., may be deemed to own beneficially 424,063 shares of Common Stock as of December 31, 1999, which is five percent or less of the Common Stock of Ascent Pediatrics, Inc. Mr. Ferguson may be deemed to own beneficially no shares of Common Stock as of December 31, 1999.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

Item 10.          CERTIFICATIONS.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).



                               Page 9 of 16 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Dated:  February 10, 2000

ATLAS VENTURE FUND II, L.P.                                 *
                                         ---------------------------------------
                                          Christopher J. Spray
By: Atlas Venture Associates II, L.P.
                                                            *
                                         ---------------------------------------
                                          Allan Ferguson
By:                *
    ------------------------------
    Christopher J. Spray,                                   *
    General Partner                      ---------------------------------------
                                          Barry Fidelman

ATLAS VENTURE ASSOCIATES II, L.P.                           *
                                         ---------------------------------------
                                          Jean-Francois Formela

By:                *
    ------------------------------
    Christopher J. Spray,
    General Partner





* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as EXHIBIT 2.


    /s/ Jeanne Larkin Henry
    ------------------------------
    Jeanne Larkin Henry
    Attorney-in-fact



                               Page 10 of 16 Pages

                                                                       EXHIBIT 1
                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Ascent Pediatrics, Inc.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 10th day of February, 2000.

ATLAS VENTURE FUND II, L.P.                                 *
                                         ---------------------------------------
                                          Christopher J. Spray
By: Atlas Venture Associates II, L.P.
                                                            *
                                         ---------------------------------------
                                          Allan Ferguson
By:                *
    ------------------------------
    Christopher J. Spray,                                   *
    General Partner                      ---------------------------------------
                                          Barry Fidelman

ATLAS VENTURE ASSOCIATES II, L.P.                           *
                                         ---------------------------------------
                                          Jean-Francois Formela

By:                *
    ------------------------------
    Christopher J. Spray,
    General Partner



* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as EXHIBIT 2.


    /s/ Jeanne Larkin Henry
    ------------------------------
    Jeanne Larkin Henry
    Attorney-in-fact


                              Page 11 of 16 Pages

                                                                       EXHIBIT 2


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V., and Atlas Venture Beheer II B.V. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.





                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]





                               Page 12 of 16 pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                            /s/ Christopher J. Spray
                                            -----------------------------------
                                            Christopher J. Spray


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Christopher
J. Spray, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                               /s/ Elizabeth  A. LeBlanc
                                            -----------------------------------
                                            Notary Public

                                            My commission expires:  July 3, 1998



                               Page 13 of 16 pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                            /s/ Barry Fidelman
                                            -----------------------------------
                                            Barry Fidelman


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Barry Fidelman, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                               /s/ Elizabeth  A. LeBlanc
                                            -----------------------------------
                                            Notary Public

                                            My commission expires:  July 3, 1998



                              Page 14 of 16 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                            /s/ Allan R. Ferguson
                                            -----------------------------------
                                            Allan R. Ferguson


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Allan R. Ferguson, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                               /s/ Elizabeth  A. LeBlanc
                                            -----------------------------------
                                            Notary Public

                                            My commission expires:  July 3, 1998


                              Page 15 of 16 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                            /s/ Jean-Francois Formela
                                            -----------------------------------
                                            Jean-Francois Formela


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Jean-Francois Formela, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                               /s/ Elizabeth  A. LeBlanc
                                            -----------------------------------
                                            Notary Public

                                            My commission expires:  July 3, 1998








                              Page 16 of 16 Pages